LEASE AGREEMENT

         THIS LEASE AGREEMENT ("Lease") is made as of March 5, 1999 by and between Greene County Development Corporation, an economic development corporation formed pursuant to I.C.A. chapter 496B, ("Landlord") and Parker Acquisition Sub, Inc., an Iowa corporation ("Tenant").

                                   WITNESSETH:

         Landlord for and in consideration of the rents, covenants and agreements hereinafter reserved, mentioned and contained on the part of Tenant to be paid, kept, observed and performed, has leased, rented, let and demised and by these presents does lease, rent, let and demise unto Tenant, and Tenant does hereby take and hire, upon and subject to the conditions or limitations hereinafter expressed, that parcel of improved land owned in fee by Landlord and situated in the City of Jefferson, County of Greene, Iowa situated at 900 East Highway 30, Jefferson, Iowa 50129 and more particularly described on Exhibit A attached hereto and made a part hereof ("Demised Premises").

         1. Term of Lease. The term of this lease shall commence on the date hereof ("Commencement Date") and shall end ten (10) years after the Commencement Date ("Termination Date") unless terminated sooner pursuant to the provisions of this Lease.

         2. Improvements. Tenant, at its sole cost and expense, is authorized to maintain and/or construct manufacturing and/or administrative facilities on the Demised Premises ("Facilities"). The Demised Premises shall be graded and the Facilities shall be maintained and/or constructed in accordance with sound engineering standards.

         3. Rent. Tenant agrees to pay Landlord rent on an annual basis, in advance due on the anniversary of the Commencement Date in each year (or the next business day if such day is a weekend or holiday observed by the state government of Iowa), in an amount as follows:

            Year                                        Amount Due
            ----                                        ----------

              1 (Commencement Date)                             $0

              2                                                 $0

              3                                            $67,405

              4                                            $67,405

              5                                            $67,405

              6                                            $67,405

              7                                            $67,405

              8                                           $175,000

              9                                           $175,000

             10                                           $175,000


         4. Use of the Demised Premises. The Demised Premises and the Facilities currently existing and/or hereafter to be erected thereon by Tenant shall be used primarily as a manufacturing facility for the manufacture and the warehousing of finished products prior to shipment. Tenant shall not use or occupy the Demised Premises or knowingly permit them to be used or occupied contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto, or in any manner which would violate any certificate of occupancy affecting the same, or which would cause the value or usefulness of the Demised Premises or any portion thereof substantially to diminish or which would constitute a public or private nuisance or waste; and Tenant agrees that it will promptly upon discovery of any such use, take all necessary steps to discontinue such use.

         5. Real Estate Taxes. All real estate taxes on the Demised Premises and the Facilities shall be paid by Tenant.

         6. Insurance. At all times during the term of this Lease the Tenant shall maintain and keep in force liability insurance coverage which names Landlord as an additional insured. Tenant shall from time to time deliver to Landlord certificates of insurance evidencing such coverage. Policies providing such insurance coverage shall prevent termination by the insurers without at least ten days prior written notice to Landlord.

         7. Utilities. Landlord shall have no obligation to provide utilities to the Demised Premises. However, if Tenant extends any utility service to the Demised Premises, it shall not remove them on or before the Termination Date without the prior written consent of Landlord. Tenant shall pay the cost of any and all utilities.

         8. Compliance with Law. Throughout the term of this Lease, at Tenant's sole cost and expense, Tenant shall promptly correct upon discovery any violations and shall promptly comply with any and all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof applicable to the Demised Premises or any part thereof or to the operations of Tenant thereon.

         9. Mechanic's Liens and Other Liens. Tenant shall not suffer or permit any mechanics' liens to be filed against the Demised Premises or any part thereof by reason of work, labor, services and materials supplied or claimed to have been supplied to Tenant. If any such mechanics' liens shall at any time be filed against the Demised Premises or any part thereof, Tenant shall cause the same to be discharged of record within sixty days after the date of filing the same, or shall deliver to Landlord a bond satisfactory to Landlord protecting Landlord against such lien if Tenant decides to contest any such lien.

         10. Defaults. If default shall be made by Tenant or Landlord by operation of law or otherwise under the provisions hereof in keeping, observing or performing any of the terms contained in this Lease, and such default shall continue for a period of thirty days after written notice thereof given by the non-defaulting party, such non-defaulting party may give notice to the defaulting party specifying such default and stating that this Lease and the term hereby demised shall expire and terminate on a date to be specified on such notice. Upon any expiration or termination of this Lease, Tenant shall quit and peaceably surrender the Demised Premises to Landlord and shall remove all improvements placed thereon by Tenant.

         11. Purchase Option. (a) From the Commencement Date until the Termination Date, Tenant (or at the sole discretion of Tenant, any affiliate of Tenant) shall have the right to purchase the Premises, together with the Facilities thereon, all of Landlord's interest in, to and under this Lease, and all of Landlord's interest in, to and under that certain Option to purchase Parcel B of Lot 6 of the SE1/4 of Section 32, Township 84 North, Range 30 West of the 5th P.M., Greene County, Iowa, all for a purchase price as set forth in paragraph 11(b) below, and on the terms and conditions set forth in paragraph 11(c) below. Tenant shall exercise such right by delivery of written notice to Landlord.

         (b) The purchase price (the "Purchase Price") payable by Tenant for the interests of Landlord, as aforesaid, shall be as follows:

             During Year                             Purchase Price
             -----------                             --------------

                  1                                        $750,000

                  2                                        $750,000

                  3                                        $682,595

                  4                                        $649,320

                  5                                        $614,381

                  6                                        $577,695

                  7                                        $539,175

                  8                                 Appraised Value

                  9                                 Appraised Value

                 10                                Appraised Value;

where the term "Appraised Value" shall mean the fair market value as determined by an independent real estate appraiser selected to the mutual satisfaction of Landlord and Tenant.

         (c) If Tenant elects to exercise the purchase  option set forth in this
Section 11, the closing of the transaction shall take place at a time and date not less than thirty (30) days and not more than 120 days after receipt by Landlord of Tenant's notice of such exercise, at the business office of Tenant. At the closing, Landlord shall deliver to Tenant a general warranty deed, together with appropriate resolutions confirming the authority of Landlord to make the contemplated conveyance to Tenant. At the closing, the Tenant shall deliver to Landlord by cashier's check or bank certified check, or by wire transfer of funds, the Purchase Price. Upon conveyance of title and payment of the Purchase Price, Tenant's obligations to Landlord and Landlord's obligations to Tenant under this Lease shall terminate. Any assignment or transfer of Landlord's interest in this Lease and/or the Premises shall be conditioned upon and subject to this purchase option. Any assignment or transfer of Tenant's rights under this Lease shall include, without any specific language, action or deed, the assignment or transfer of this purchase option.

         12. Assignment. Tenant shall not assign this Lease either in whole or in part or sublet the Demised Premises without first obtaining, in each and every instance, Landlord's consent thereto in writing, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant may assign this Lease in whole or in part to any affiliate of Tenant upon notice to Landlord within thirty (30) days of such assignment.

         13. Entry by Landlord. Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter upon the Demised Premises upon prior notice at all reasonable times during ordinary business hours for the purpose of inspecting the same.

         14. Indemnification. Tenant agrees to indemnify and save Landlord harmless against and from any and all claims by or on behalf of any persons, entity or governmental agency arising from the conduct, management or from any work or thing whatsoever done in or about the Demised Premises, including without limitation any work or thing resulting in environmental contamination of the Demised Premises unless caused by Landlord's negligence.

         15. Net Lease. Except as specifically stated in this Lease, Landlord shall have no obligation to pay any costs or expenses with respect to the Demised Premises during the term of this Lease.

         16. Notices. All notices which are required or permitted under the terms of this Lease shall be given by either party to the other in writing. All such notices shall be sent by United States mail, postage prepaid, or personal delivery to the addresses set forth below the signatures of the parties to this Lease.

         17. Binding Effect. Covenants and agreements herein contained shall bind and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.

         18. Captions. The captions of this Lease are for convenience in reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

         19. Relation. This Lease does not create the relationship of principal and agent or of partnership or joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of Landlord and Tenant.

         20. Entire Agreement; Modification. All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease. This Lease contains the entire agreement between the parties and shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto.

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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Lease to be executed as of the day and year first above written.

                                       Landlord:

                                       GREENE COUNTY DEVELOPMENT
                                       CORPORATION


                                       By:   /s/ Michael F. Mumma
                                            ------------------------------------
                                            Name:  Michael F. Mumma
                                            Title: Vice President


                                       Tenant:

                                       PARKER ACQUISITION SUB, INC.


                                       By:  /s/ Steven R. Lind
                                            ------------------------------------
                                            Name:  Steven R. Lind
                                            Title:  President

                                                                   Exhibit A
                                                                   ---------

                                Demised Premises
                                ----------------

Lots 1 and 2 in the SE1/4 of Section 32, Township 84 North, Range 30 West of the 5th P.M., Greene County, Iowa and Parcel A (except Lot 1 of Parcel A) of Lot 6 of the E1/2 of the SE1/4 of Section 32, Township 84 North, Range 30 West of the 5th P.M., Greene County, Iowa.